Exhibit 99.1

For Immediate Release

Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498 Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart FY 11 First Quarter Earnings

Exceed Guidance and First Call Consensus

Highlights

•	Walmart reports first quarter earnings per share of $0.88, three cents above the company’s latest guidance and the First Call consensus estimate.

•	Net sales for the quarter were $99.1 billion, an increase of 6 percent.

•	Walmart International remains the fastest-growing segment, with net sales up more than 21 percent on a reported basis and almost 9 percent on a constant currency basis.

•	Consolidated operating income for the first quarter was $5.8 billion, up more than 10 percent from last year, with a significant contribution from Walmart U.S.

•	The company — all three operating segments and corporate — leveraged operating expenses for the first quarter.

•	Walmart U.S. comparable store sales for the first quarter 13-week period declined 1.4 percent. Sam’s Club posted a comparable club sales increase, without fuel, of 0.7 percent.

•	The company ended the quarter with return on investment of 19.1 percent for the trailing 12 months ended April 30, 2010, up from 18.7 percent for the comparable period last year.¹

•	The company added 3.6 million square feet of retail selling space this quarter and expects to have a significant number of new store openings in the second and third quarters.

BENTONVILLE, Ark., May 18, 2010 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported record first quarter sales and earnings for the period ended April 30, 2010. Net sales for the first quarter of fiscal year 2011 were $99.1 billion, an increase of 6.0 percent from $93.5 billion in the first quarter last year. Net sales for the first quarter included a currency exchange rate benefit of $2.5 billion. Income from continuing operations attributable to Walmart for the quarter increased to $3.3 billion from $3.0 billion in the first quarter last year.

¹	See additional information at the end of the release regarding non-GAAP financial measures.

Diluted earnings per share from continuing operations attributable to Walmart (“EPS”) for the first quarter of fiscal year 2011 were $0.88, with a benefit of approximately $0.02 from currency exchange rates. This compares to EPS of $0.77 in the first quarter last year.

“Walmart kicked off the fiscal year with record first quarter net sales and earnings, and I’m pleased that earnings exceeded guidance,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Our teams around the world delivered on our commitment to the productivity loop. We leveraged operating expenses for the second consecutive quarter and improved the profitability of our business.

“Our customers, particularly in the United States, are still concerned about their personal finances and unemployment, as well as higher fuel prices,” Duke added. “Our commitment to reducing prices and managing expenses positions us well across the retail landscape.”

Walmart will continue to grow worldwide, with a significant number of store openings expected for the second and third quarters.

The company ended the first quarter with negative free cash flow of approximately $1.6 billion.¹ Free cash flow for the quarter was affected by the lower inventory position at the end of fiscal year 2010. Inventory levels rebounded by the end of the quarter, but still remain at levels in line with the company’s improved inventory management. This inventory increase negatively impacted free cash flow by more than $2 billion.

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended April 30,
	2010	2009	Percent Change
Net Sales:
Walmart U.S.	$62.324	$61.627	1.1%
Walmart International	25.030	20.621	21.4%
Sam’s Club	11.743	11.223	4.6%

Total Company	$99.097	$93.471	6.0%

First quarter Walmart International net sales were $25.0 billion, an increase of 21.4 percent from last year. The increase in Walmart International net sales includes a $2.5 billion positive impact from currency exchange rate fluctuations. On a constant currency basis, Walmart International net sales were up 8.9 percent to $22.5 billion from last year’s first quarter results.

Segment Operating Income

Segment operating income was as follows (dollars in billions):

	Three Months Ended April 30,
	2010	2009	Percent Change
Segment Operating Income:
Walmart U.S.	$4.638	$4.391	5.6%
Walmart International	1.095	0.857	27.8%
Sam’s Club	0.429	0.393	9.2%

¹	See additional information at the end of the release regarding non-GAAP financial measures.

Walmart International reported operating income for the first quarter that included a currency exchange rate benefit of $119 million. On a constant currency basis, Walmart International operating income increased 13.9 percent to $1.0 billion for the first quarter of fiscal 2011 compared to the same period in fiscal year 2010. On a reported basis, Walmart International operating income increased 27.8 percent, to $1.1 billion compared to the same period in fiscal 2010.

Consolidated operating income for the first quarter was $5.8 billion, up 10.6 percent from last year and up 8.4 percent on a constant currency basis.

U.S. Comparable Store Sales

The company reports U.S. comparable store sales in this earnings release based on its 13-week retail calendar periods ended Apr. 30, 2010 and May 1, 2009, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	04/30/10	05/01/09	04/30/10	05/01/09	04/30/10	05/01/09
Walmart U.S.	-1.4%	3.6%	-1.4%	3.6%	0.0%	0.0%
Sam’s Club	0.7%	4.2%	3.9%	-0.5%	3.2%	-4.7%

Total U.S.	-1.1%	3.7%	-0.5%	2.9%	0.6%	-0.8%

Data in the condensed consolidated financial statements included in this news release are based on the fiscal quarters ended Apr. 30, 2010 and 2009.

Operating Segments Review and U.S. Comparable Store Sales Expectations

Walmart U.S. had operating income of $4.6 billion for the first quarter, up 5.6 percent from last year. For the first quarter, the structural changes implemented earlier this year enabled the business to leverage expenses and deliver strong profitability. Walmart U.S. comparable store sales declined 1.4 percent due to soft customer traffic, partially offset by an increase in average ticket, compared to the first quarter of fiscal year 2010.

Walmart U.S. expects comparable store sales without fuel during the 13-week period from Sat., May 1, through Fri., July 30, 2010 to be negative 2.0 percent to positive one percent, as compared to a 1.5 percent decline for the comparable period last year.

Sam’s Club delivered 0.7 percent comparable club sales without fuel for the first quarter. The clubs had strong sales from fresh foods and health and wellness categories, as well as home and apparel. Sam’s Club leveraged operating expenses. Operating income grew at a faster rate than sales, increasing 9.2 percent.

Sam’s Club expects comparable club sales without fuel during the second quarter 13-week period to be flat, plus or minus one percent, which compares to a 0.6 percent increase without fuel in the comparable period last year.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on Aug. 17, 2010, when the company reports second quarter results.

As part of an operational realignment, the Walmart units and Sam’s Clubs in Puerto Rico moved from the Walmart International segment to the respective Walmart U.S. and Sam’s Club segments, effective this fiscal year. Walmart International now consists of the company’s operations outside the United States and Puerto Rico.

Walmart International ended the first quarter of fiscal year 2011 with more than $25 billion in net sales, with currency exchange rate fluctuations benefitting sales by $2.5 billion. On a constant currency basis, sales were up 8.9 percent. Mexico, Canada, Brazil and China drove the strong sales performance. On a constant currency basis, first quarter operating income for Walmart International grew faster than sales, despite a $26-million charge, net of insurance, related to the Chilean earthquake. Walmart International leveraged constant currency operating expenses for the fifth consecutive quarter.

Earnings Guidance

For the second quarter of this fiscal year, the company forecasts earnings per share from continuing operations attributable to Walmart to range from $0.93 to $0.98, as compared to $0.88 per share last year. Earnings guidance assumes that currency exchange rates remain at current levels.

“Our guidance is based on our view of the global business. This includes the continuing challenging sales environment in the United States,” said Tom Schoewe, executive vice president and chief financial officer. “We remain on track to deliver solid growth, operating leverage and superior returns.

“The company grew sales by 6 percent and added more than 3.6 million square feet of selling space during the first quarter,” Schoewe added. “In fact, we are confirming our initial capital spending guidance of $13 billion to $15 billion this year, as we continue to invest in new stores and remodeling our existing stores and clubs.”

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

Effective Feb. 1, 2010, the company made certain changes to its internal management reporting that impacts our segment reporting. Prior year amounts have been restated for these changes accordingly. These changes only impact our segment reporting and do not have any impact on our consolidated financial statements. These changes include allocating to the segments certain information systems expenses previously included in unallocated corporate overhead and, in connection with an operational alignment, moving the Puerto Rico operations from the Walmart International segment to both the respective Walmart U.S. and Sam’s Club segments. The Walmart U.S. segment now includes the company’s mass merchant concept in the United States and Puerto Rico operating primarily under the “Walmart” or “Wal-Mart” brand, as well as walmart.com. Walmart International now consists of the company’s operations outside the United States and Puerto Rico. The Sam’s Club segment now includes the warehouse membership clubs in the United States and Puerto Rico, as well as samsclub.com.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call is available in the investor information area on the company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at more than 8,400 retail units under 55 different banners in 15 countries. With fiscal year 2010 sales of $405 billion, Walmart employs more than 2 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2010 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to Walmart management’s expectations regarding Walmart continuing to grow worldwide and a significant number of new stores being opened in the second and third quarters of the fiscal year ending Jan. 31, 2011, management’s forecasts of the company’s earnings per share for the fiscal quarter to end July 31, 2010 (and a statement of an assumption regarding currency exchange rates on which our forecast is based), management’s expectations regarding the comparable store sales without fuel of each of the Walmart U.S. and Sam’s Club segments of the company for the 13-week period from May 1, 2010 through July 30, 2010, and management’s expectation regarding delivering continued growth, leverage and returns that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. These statements can be identified by the use of the word or phrase “expected,” “expects,” “forecasts,” “remain on track,” and “will continue” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended
	April 30,
(Amounts in millions except per share data)	2010	2009	Percent Change
Revenues:
Net sales	$99,097	$93,471	6.0%
Membership and other income	751	771	-2.6%

	99,848	94,242	5.9%

Costs and expenses:
Cost of sales	74,703	70,388	6.1%
Operating, selling, general and administrative expenses	19,373	18,637	3.9%

Operating income	5,772	5,217	10.6%

Interest:
Debt	455	448	1.6%
Capital leases	67	70	-4.3%
Interest income	(51)	(51)	0.0%

Interest, net	471	467	0.9%

Income from continuing operations before income taxes	5,301	4,750	11.6%

Provision for income taxes	1,834	1,603	14.4%

Income from continuing operations	3,467	3,147	10.2%
Loss from discontinued operations, net of tax	—	(8)	-100.0%

Consolidated net income	3,467	3,139	10.4%
Less consolidated net income attributable to noncontrolling interest	(143)	(117)	22.2%

Consolidated net income attributable to Walmart	$3,324	$3,022	10.0%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,467	$3,147	10.2%
Less consolidated net income attributable to noncontrolling interest	(143)	(117)	22.2%

Income from continuing operations attributable to Walmart	$3,324	$3,030	9.7%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$0.88	$0.77	14.3%
Basic loss per common share from discontinued operations attributable to Walmart	—	—	—

Basic net income per common share attributable to Walmart	$0.88	$0.77	14.3%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$0.88	$0.77	14.3%
Diluted loss per common share from discontinued operations attributable to Walmart	—	—	—

Diluted net income per common share attributable to Walmart	$0.88	$0.77	14.3%

Weighted-average number of common shares:
Basic	3,765	3,920
Diluted	3,781	3,930

Dividends declared per common share	$1.21	$1.09

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	April 30,		January 31,
(Amounts in millions)	2010	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$8,516	$6,578	$7,907
Receivables, net	4,235	3,356	4,144
Inventories	35,503	34,391	33,160
Prepaid expenses and other	3,291	3,266	2,980
Current assets of discontinued operations	129	155	140

Total current assets	51,674	47,746	48,331

Property and equipment:
Property and equipment	139,811	127,472	137,848
Less accumulated depreciation	(39,602)	(34,145)	(38,304)

Property and equipment, net	100,209	93,327	99,544

Property under capital leases:
Property under capital leases	5,713	5,394	5,669
Less accumulated amortization	(2,994)	(2,617)	(2,906)

Property under capital leases, net	2,719	2,777	2,763

Goodwill	15,966	14,882	16,126
Other assets and deferred charges	3,803	3,358	3,942

Total assets	$174,371	$162,090	$170,706

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,812	$1,457	$523
Accounts payable	31,372	28,541	30,451
Dividends payable	3,546	3,234	—
Accrued liabilities	15,617	15,263	18,734
Accrued income taxes	2,726	1,810	1,365
Long-term debt due within one year	6,012	5,731	4,050
Obligations under capital leases due within one year	353	318	346
Current liabilities of discontinued operations	74	45	92

Total current liabilities	64,512	56,399	55,561

Long-term debt	32,668	32,480	33,231
Long-term obligations under capital leases	3,112	3,185	3,170
Deferred income taxes and other	5,152	5,835	5,508
Redeemable noncontrolling interest	325	277	307

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	4,059	4,048	4,181
Retained earnings	62,486	61,556	66,638
Accumulated other comprehensive loss	(216)	(3,373)	(70)

Total Walmart shareholders’ equity	66,329	62,231	70,749
Noncontrolling interest	2,273	1,683	2,180

Total equity	68,602	63,914	72,929

Total liabilities and equity	$174,371	$162,090	$170,706

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
(Amounts in millions)	2010	2009
Cash flows from operating activities:
Consolidated net income	$3,467	$3,139
Loss from discontinued operations, net of tax	—	8

Income from continuing operations	3,467	3,147
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,864	1,700
Other	(689)	(192)
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(97)	419
Decrease (increase) in inventories	(2,230)	153
Increase (decrease) in accounts payable	392	(315)
Decrease in accrued liabilities	(1,734)	(1,341)

Net cash provided by operating activities	973	3,571

Cash flows from investing activities:
Payments for property and equipment	(2,563)	(2,607)
Proceeds from disposal of property and equipment	123	132
Other investing activities	204	(208)

Net cash used in investing activities	(2,236)	(2,683)

Cash flows from financing activities:
Increase (decrease) in short-term borrowings	4,299	(266)
Proceeds from issuance of long-term debt	1,971	1,453
Payment of long-term debt	(37)	(63)
Dividends paid	(1,136)	(1,067)
Purchase of company stock	(2,967)	(886)
Purchase of redeemable noncontrolling interest	—	(436)
Other financing activities	(294)	(238)

Net cash provided by (used in) financing activities	1,836	(1,503)

Effect of exchange rates on cash and cash equivalents	36	(82)

Net increase (decrease) in cash and cash equivalents	609	(697)
Cash and cash equivalents at beginning of year	7,907	7,275

Cash and cash equivalents at end of year	$8,516	$6,578

Wal-Mart Stores, Inc.

Reconciliation of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with general accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We ended the quarter with negative free cash flow of $1.6 billion and positive free cash flow of $964 million for the three months ended April 30, 2010 and 2009, respectively. The first quarter’s decrease in free cash flow is primarily the result of increased investment in inventory.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the three months ended April 30, 2010 and 2009, as well as information regarding net cash used in investing activities and net cash provided by (used in) financing activities in those periods.

	For the Three Months Ended April 30,
(Amounts in millions)	2010	2009
Net cash provided by operating activities	$973	$3,571
Payments for property and equipment	(2,563)	(2,607)

Free cash flow	$(1,590)	$964

Net cash used in investing activities	$(2,236)	$(2,683)

Net cash provided by (used in) financing activities	$1,836	$(1,503)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 19.1 percent and 18.7 percent for the trailing 12-month periods ended April 30, 2010 and 2009, respectively. The period-over-period increase in ROI is principally due to the improvement in adjusted operating income, the timing of our Chilean acquisition and the accrual for the settlement of 63 wage-and-hour class-action lawsuits in January 2009.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

	For the Twelve Months Ended April 30,
(Dollar amounts in millions)	2010	2009

CALCULATION OF RETURN ON INVESTMENT

Numerator
Operating income	$24,505	$22,698
+ Interest income	181	271
+ Depreciation and amortization	7,321	6,811
+ Rent	1,858	1,749

= Adjusted operating income	$33,865	$31,529

Denominator

Average total assets of continuing operations (1)	$168,089	$164,232
+ Average accumulated depreciation and amortization (1)	39,679	34,684
- Average accounts payable (1)	29,957	28,784
- Average accrued liabilities (1)	15,440	15,073
+ Rent * 8	14,864	13,992

= Average invested capital	$177,235	$169,051

Return on investment (ROI)	19.1%	18.7%

CALCULATION OF RETURN ON ASSETS

Numerator
Income from continuing operations	$15,247	$13,749

Denominator

Average total assets of continuing operations (1)	$168,089	$164,232

Return on assets (ROA)	9.1%	8.4%

	As of April 30,
Certain Balance Sheet Data	2010	2009	2008
Total assets of continuing operations (2)	$174,242	$161,935	$166,528
Accumulated depreciation and amortization	42,596	36,762	32,606
Accounts payable	31,372	28,541	29,027
Accrued liabilities	15,617	15,263	14,882

(1)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

(2)	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of April 30, 2010, 2009 and 2008 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $129 million, $155 million and $955 million, respectively.